Exhibit 10.1

AMENDED AND RESTATED

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

(Effective December 31, 2008)

The Moog Inc. Supplemental Retirement Plan (the “Plan”) was adopted by Moog Inc., effective August 22, 1978, to provide supplemental retirement benefits for key employees of the Company. The Plan was subsequently amended, effective: August 30, 1983; May 19, 1987; August 30, 1988; December 12, 1996; November 11, 1999; November 29, 2001; and January 1, 2005. The Company now wishes to amend and restate the terms of the Plan, effective December 31, 2008, to ensure that the terms of the Plan comply with the final regulations to Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Thus, the Company hereby amends and restates the Plan as follows:

ARTICLE 1

DEFINITIONS, PURPOSE AND EFFECTIVE DATE

Section 1.1. Definitions. For purposes of the Plan, the following terms have the meanings stated below, unless the context clearly indicates otherwise:

(a) “Alternate Payee” means a spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all or a portion of a Participant’s Benefit under the Plan.

(b) “Beneficiary” means either a Contingent Annuitant or a Designated Beneficiary, as the case may be.

(c) “Benefit” means all benefits provided under this Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means: (1) any harmful act or omission that constitutes a willful and a continuing material failure by the Executive to perform the material and essential obligations under his Employment Termination Benefits Agreement (other than as a result of death or total or partial incapacity due to physical or mental illness); (2) the Executive’s conviction of a felony; (3) any willful perpetration by the Executive of a common law fraud upon the Company; or (4) any willful misconduct or bad faith omission by the Executive constituting dishonesty, fraud or immoral conduct that is materially injurious to the financial condition or business reputation of the Company.

Anything in this definition to the contrary notwithstanding, the termination of the Executive’s employment by the Company will not be considered to have been for Cause if the termination results from: bad judgment or mere negligence on the part of the Executive; an act or omission by the Executive without intending to gain, directly or indirectly, a substantial personal profit to which the Executive is not legally entitled; or an act or omission by the Executive that the Executive believed in good faith to have been in the interests of the Company or not opposed to its interests.

(f) “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of Common Stock of the Company possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer will be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of that Common Stock.

(g) “Common Stock” means the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.

(h) “Company” means Moog Inc., as well as any successors or assigns of Moog Inc., whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law. For purposes of an Executive’s employment, “Company” also means any parent, subsidiary or affiliated entity to which the Executive’s services may be assigned.

(i) “Compensation” means the sum of:

(1) The average of the highest consecutive three-year base salary paid or payable to the Executive in or on account of a fiscal year prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, plus

(2) The highest annual bonus paid or payable to the Executive with respect to any of the last three fiscal years prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, plus

(3) The highest annual profit share paid to the Executive with respect to any of the last three fiscal years prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, or, if not paid, the amount of the unpaid profit share, if any, that would have been payable under the terms of the Profit Share Plan.

(j) “Compensation Committee” means the Executive Compensation Committee of the Board.

(k) “Contingent Annuitant” means an individual designated by a Participant on forms provided by and filed with the Company to receive an annuity under Option 2 in Section 4.3 on the death of the Participant. The Participant may change the Contingent Annuitant at any time prior to the date on which payment of the Benefit is to commence.

(l) “Designated Beneficiary” means the person or persons last designated by the Participant to receive the balance of payments, if any, under Option 3 of Section 4.3 following the death of the Participant. Any designation made under this Plan will be revocable, must be in writing and will be effective when filed with the Company. If the Company determines, in its sole discretion, that there is no valid designation, the Beneficiary will be the Participant’s estate.

(m) “Disability” means a total and permanent disability that results in the Participant receiving a disability retirement pension under the Retirement Plan or that qualifies as a “disability” under Code Section 409A and related guidance.

(n) “Employment Termination Benefits Agreement” means the written agreement between the Company and an Executive providing the terms and conditions of the Executive’s employment as a member of the Company’s management.

(o) “Executive” means an employee of the Company who participates in the Retirement Plan, who is an officer of the Company and who is a party to an Employment Termination Benefits Agreement.

(p) “Grandfathered Amounts” means amounts deferred, within the meaning of Code Section 409A, in taxable years beginning before January 1, 2005, including earnings on those amounts that are “grandfathered” under and remain subject to the nonqualified deferred compensation rules in effect before January 1, 2005.

(q) “Involuntary Termination of Employment” means a severance of a Participant’s employment relationship prior to age 65, other than for death, Disability, Retirement, or Cause, by or at the instigation of the Company or by or at the instigation of the Participant where the Participant’s pay has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s Executives generally. Where there has been a Change of Control, Involuntary Termination of Employment also includes a termination of the employment relationship by the Participant (whether before or after age 65), within two years of the Change of Control, in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay) without the Participant’s actual or implied consent. Notwithstanding the preceding sentence, a general increase or decrease in base pay that is approved by a majority of those Participants who are parties to Employment Termination Benefits Agreements will be considered as having been consented to for purposes of this Plan.

(r) “Participant” means an Executive who is a Participant in the Plan pursuant to Article 2. The term “Participant” includes an Executive who has ceased to actively participate in the Plan but who has not received payment of his entire Benefit.

(s) “Profit Share Plan” means any management profit sharing or incentive compensation plan of the Company covering a Participant.

(t) “Retirement” means the retirement of a Participant from active employment with the Company at the end of the month in which the Participant attains 65 years of age or later. Retirement also means a Participant’s retirement prior to age 65 where the Participant receives early Retirement benefits under the Retirement Plan.

(u) “Retirement Plan” means the Moog Inc. Employees’ Retirement Plan, effective as of January 1, 1989, as amended, or any successor Company retirement plan, as in effect as of the date that a Benefit is calculated under the Plan.

(v) “Separation from Service” means a termination of a Participant’s employment with the Company on account of Retirement, death, Disability, Involuntary Termination of Employment, or other voluntary separation from service. An event will be deemed to constitute a Separation from Service only if it represents a “separation from service” within the meaning of Code Section 409A and related guidance.

(w) “Specified Employee” is an employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31. An Executive who is a Specified Employee at any time during the 12-month period ending on December 31 will be deemed to be a Specified Employee for the 12-month period commencing the following April 1.

(x) “Spousal Benefits” means benefits payable to a spouse or former spouse in accordance with Section 3.5.

(y) “Year of Service” means a Year of Service as defined in the Retirement Plan for benefit accrual purposes.

Section 1.2. Purpose of the Plan. The Plan is an unfunded plan maintained primarily for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees, and participation in the Plan is limited consistent with that purpose. Benefits under the Plan are intended to supplement benefits provided under the Retirement Plan and benefits from Social Security.

Section 1.3. Effective Date. Except as otherwise provided, the effective date of this amended and restated Plan is December 31, 2008.

Section 1.4. Pre-2005 Amounts and Compliance with Section 409A. The Plan will be operated in good faith compliance with Code Section 409A as of January 1, 2005. All amounts earned and vested under the Plan as of December 31, 2004 are intended to be Grandfathered Amounts. No amendment in this restated Plan is intended to be a material modification of the Plan in effect on October 3, 2004 that would subject Grandfathered Amounts to Code Section 409A. All Grandfathered Amounts remain subject to the terms of the Plan in effect as of October 3, 2004, a copy of which is attached as Appendix A.

Section 1.5. Pre-2007 Amounts and Section 409A Transition Rules. Any Benefits commencing between January 1, 2005 and December 31, 2006 will be distributed in compliance with Code Section 409A transition rules governing nonqualified deferred compensation plans under which the time and form of payment of benefits is controlled by elections made under qualified plans. Under the transition rules, Benefits under the Plan that commence before January 1, 2007 will continue to be paid at the same time and in the same form as benefit payments are made to, or on behalf of, the Participant or spouse under the Retirement Plan. Provisions governing the time and form of payment of those Benefits are contained in the Plan document attached as Appendix A.

ARTICLE 2

PARTICIPATION AND VESTING

Section 2.1. Participation. An Executive becomes a Participant in the Plan on the date that is 30 days after the Executive first satisfies the criteria specified in Section 1.1(o) for becoming an Executive. An officer or executive of an affiliate or subsidiary of the Company is not an Executive and is not eligible to participate in the Plan.

Section 2.2. Vesting. Subject to Section 2.3, a Participant is 100% fully vested in and eligible for payment of Benefits under the Plan if:

(a) the Participant has at least ten continuous Years of Service with the Company; and

(b) the Participant has attained (1) age 65 or later, or (2) age 60 or later with a combined total of age and Years of Service with the Company at least equal to 90.

Section 2.3. Acceleration of Vesting.

(a) In the event of a Participant’s Disability before vesting, the Participant will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.

(b) In the event of an Involuntary Termination of Employment before vesting, other than on account of a Change of Control, a Participant who would have been eligible to receive Benefits under this Plan if he or she had attained age 65 at the time of the Involuntary Termination of Employment will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.

(c) In the event of a Change of Control before vesting, a Participant who would have been eligible to receive Benefits under this Plan if he or she had attained age 65 at the time of the Change in Control will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.

Section 2.4. Forfeiture.

(a) Notwithstanding any other provision in this Plan, in the event of a Participant’s Separation from Service for any reason before vesting, subject to Section 2.3, the Participant’s Benefit will be immediately forfeited and no Benefit will be payable under the Plan.

(b) Notwithstanding any other provision in this Plan, in the event of a Participant’s involuntary termination for Cause, the Participant’s Benefit, whether vested or unvested, will be immediately forfeited and no Benefit will be payable under the Plan.

ARTICLE 3

BENEFITS

Section 3.1. Amount of Benefit.

(a) For a Participant with 25 or more Years of Service with the Company, the Benefit payable to the Participant under this Plan will equal the excess, if any, of “(a)” over “(b)” + “(c)” where “(a)” is 65% of the Participant’s Compensation, “(b)” is the benefit that would be paid to the Participant under the Retirement Plan at age 65, and “(c)” is one-half the primary Social Security benefit of the Participant at age 65.

(b) For a Participant with 10-24 Years of Service, “(a)” will be determined according to the following schedule:

Years of Service	(a) Total Combined Benefit Target
24	64%
23	63%
22	62%
21	61%
20	60%
19	59%
18	58%
17	57%
16	56%
15	55%
14	54%
13	53%
12	52%
11	51%
10	50%

Section 3.2. Benefit Adjustment for Payment Before Age 65.

(a) For a Participant who begins receiving payment under this Plan before attaining age 65, the Benefit payable under this Plan will be reduced by the early payment actuarial discount established under the Retirement Plan for the commencement of benefits before age 65.

(b) In the event a Participant commences receiving Benefits prior to attainment of age 62, the Benefit payable under this Plan will include a Social Security “bridge” payment equal to the amount of the Social Security benefit at age 62, until such time as the Participant attains age 62.

(c) In the event a Participant commences receiving Benefits between age 62 and age 65, the Social Security benefit amount to be used in determining the Benefit payable under this Plan will be the Social Security benefit amount payable on the actual date of Retirement or other Separation from Service.

Section 3.3. Payment Upon Separation from Service. Upon a Participant’s Separation from Service for any reason after vesting, other than in the case of an Involuntary Termination on account of a Change of Control, the Participant’s Benefit will be determined under Sections 3.1 and 3.2.

Section 3.4. Payment Upon a Change of Control. Upon an Involuntary Termination of Employment on account of a Change of Control, a Participant’s Benefit will be determined as follows: the Benefit will be determined under Sections 3.1 and 3.2 using the greater of the Compensation paid to the Participant prior to the Change of Control or the Compensation paid to the Participant prior to the Involuntary Termination of Employment.

Section 3.5. Payment of Spousal Benefit Upon Death. If a married Participant dies before commencing Benefit payments under this Plan, the Participant’s surviving spouse will be entitled to payment of a Spousal Benefit under this Plan if the spouse is entitled to pre-retirement surviving spouse benefits under the Retirement Plan. Payment of the Spousal Benefit under this Section will be made in the form of a life annuity.

The amount of the Spousal Benefit will be 50% of the Benefit that would otherwise have been payable to the Participant had the Participant (1) attained at least age 65 on the day before his death, (2) elected a joint and 50% survivor annuity with his spouse; and (3) retired the day before his death. If payment under this Section commences before the Participant would have attained age 65, the Spousal Benefit will be reduced by the early payment actuarial discount established under the Retirement Plan for the commencement of benefits before age 65. If necessary to effectuate the terms of a domestic relations order, an Alternate Payee may be treated as a surviving spouse for the purposes of this Spousal Benefit, provided the Benefit payable under this Section does not exceed the amount the Alternate Payee would have received under the domestic relations order had the Participant not died before commencing payment of his or her Benefit.

ARTICLE 4

TIME AND FORM OF BENEFIT PAYMENT

Section 4.1. Time of Payment. Unless a valid election to defer the time of payment has been made under this Article, payment of a Participant’s vested Benefit will be made as follows:

(a) Subject to Section 4.8, in the event of a Separation from Service for any reason other than death, payment will commence as soon as practicable but not later than 90 days following the later of (1) the Participant’s Separation from Service or (2) the Participant’s attainment of age 60.

(b) Payment of a Spousal Benefit under Section 3.5 will commence as follows:

(1) If the Participant had attained at least age 50 at the time of his death, payment of the Spousal Benefit will commence as soon as practicable, but not later than 90 days, following the death of the Participant.

(2) If the Participant had not yet attained age 50, payment of the Spousal Benefit will commence on the first day of the month coincident with or following the date the Participant would have attained age 50 had he survived.

Section 4.2. Normal Form of Payment. If a Participant does not make an election in the time and manner specified in this Article to receive payment of his Benefit in one of the optional forms of Benefit described in Section 4.3, the Participant’s Benefit will be paid as follows:

(a) If the Participant is married at the time Benefit payment commences, payment will be made in the form of a joint and 50% survivor annuity with the Participant’s spouse.

(b) If the Participant is not married at the time Benefit payment commences, payment will be in the form of a straight life annuity.

Section 4.3. Optional Forms of Payment.

(a) The payment options that may be elected under this Article are:

(1) Option 1. A straight life annuity.

(2) Option 2. An actuarially reduced annuity payable to the Participant during the Participant’s life, with a life annuity payable after the Participant’s death to a Contingent Annuitant in an amount selected by the Participant that is equal to 50%, 66 2/3%, 75%, or 100% of the amount payable to the Participant. The Participant may divide his Benefit into two or more parts, not necessarily equal, and apply each part separately under this Option and designate a different Contingent Annuitant for each part. Election of Option 2 is conditional upon the statement in the election of the name and sex of each Contingent Annuitant and also upon the delivery to the Company, within 90 days after filing the election of proof satisfactory to the Committee, of the age of each Contingent Annuitant. If the Contingent Annuitant dies prior to the commencement of payment of the Benefit to the Participant, the election of the option will be considered null and void. If a Participant dies before the first Benefit payment is made, no payments will be made to the Contingent Annuitant, except as provided under Section 3.5 for a spouse or Alternate Payee. If the Contingent Annuitant predeceases the Participant after payment of Benefits have commenced to the Participant, the Participant will continue to receive the reduced annuity without change.

(3) Option 3. An actuarially reduced annuity payable to the Participant during the Participant’s life or for a stated minimum period of years, whichever is longer, and after the Participant’s death payable for the balance, if any, of the stated minimum period of years to the Participant’s Designated Beneficiary. Upon the death of the survivor of the Participant and his or her Designated Beneficiary, the remaining payments, if any, will be computed at 3% interest, compounded annually, and paid in a single lump sum to the legal representative of the survivor.

(b) Spousal consent is not required for a married Participant to elect any of the payment options available under the Plan.

Section 4.4. Payment Under a Domestic Relations Order. Notwithstanding Sections 4.2 and 4.3, a Participant’s Benefit may be divided and all or a portion paid to an Alternate Payee under the terms of a domestic relations order. Payment to an Alternate Payee may commence prior to the date payment to the Participant would otherwise commence, and may be made in a single lump sum or in any form permitted under the Plan. If necessary to effectuate the terms of a domestic relations order that requires payment to an Alternate Payee under a shared payment arrangement, a Participant will be permitted to elect a joint and survivor annuity that provides for a survivor benefit in any whole percentage between 5% and 100% in accordance with the terms of the order. The Participant will not be permitted to change the form of payment or percentage of a survivor annuity once payment of the Benefit has commenced

Section 4.5. Initial Elections. A newly eligible Participant may make a written election on a form provided by the Company to receive payment of his Benefit in the normal form described in Section 4.2 or in one of the optional forms of Benefit described in Section 4.3, provided the election is made within 30 days of first becoming eligible to participate in the Plan. If a Participant fails to make a valid election under this Section, payment will be made in accordance with Section 4.2.

Section 4.6. Special 409A Transitional Rules. Consistent with the provisions found in Internal Revenue Service Notice 2005-1 and regulations proposed under Code Section 409A, all Participants with any Benefits that are not Grandfathered Amounts may, prior to December 31, 2006, make a payment election in 2006 regarding the time and form under which all Benefits that are not Grandfathered Amounts are to be paid. The elections must be made from among the choices specified in Sections 4.2 and 4.3. A Participant may not, however, in calendar year 2006 change payment elections with respect to payments that the Participant would otherwise receive in 2006, or cause payments to be made in 2006. If a Participant with non-grandfathered Benefits fails to make an election under this Section, those amounts will be paid in accordance with Section 4.2.

Section 4.7. Subsequent Elections.

(a) At any time, Participants may elect to change the date on which and the form of payment under which they are to receive Benefits under the Plan, other than on account of death, provided:

(1) the new election is made in writing,

(2) the new election is not effective until 12 months after the date on which the election is made, and

(3) the first payment with respect to which the subsequent election is made is deferred for a period of not less than 5 years from the date the payment would otherwise have been made.

(b) Notwithstanding the preceding Subsection, to the extent permissible under Code Section 409A, a Participant who has elected an annuity form of payment will be permitted at any time to make an election to receive payment under an actuarially equivalent form of annuity without regard to the requirements of Subsections (2) and (3) above.

Section 4.8. Six-Month Delay. If a Participant who is a Specified Employee is eligible to receive payment of a Benefit solely because that Participant has “separated from service” within the meaning of Code Section 409A, no Benefits will be paid prior to the date that is 6 months after the date of Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Participant would otherwise be entitled during the first 6 months following the date of Separation from Service will be accumulated and paid, along with any interest, on the day that is 6 months after the date of Separation from Service. During the period of payment suspension, all amounts accumulated will earn interest. Interest will be calculated using the average of the monthly borrowing rate under the Company’s principal U.S. credit facilities or its equivalent for the 6 months prior to termination of service. Interest due the Participant will be determined by multiplying each delayed payment by the interest rate as determined, with the product then multiplied by a fraction, the numerator of which is the number of months each payment was delayed and the denominator of which is 12.

ARTICLE 5

AMENDMENT, SUSPENSION, OR TERMINATION

Section 5.1. Amendment, Suspension, or Termination. While the Company expects to continue the Plan indefinitely, it reserves the right to amend or terminate the Plan, in whole or in part, at any time by action of the Board.

Section 5.2. No Reduction. No amendment or termination of the Plan may impair or adversely affect any Benefit accrued under the Plan as of the date of such action, except with the consent of the Participant or spouse entitled to receive the Benefit. In the event of a Plan amendment adversely affecting benefits, or a termination of the Plan, each Participant’s interest will be determined as if the Participant retired as of the date of the amendment or termination; provided, however, that in the event of such an amendment or termination after a Change of Control, the Plan will continue and Benefits will continue to accrue under the Plan, based on the terms of the Plan as of the date preceding the amendment or termination, for all individuals who are Participants or spouses on that date.

ARTICLE 6

AGREEMENT NOT TO COMPETE

Section 6.1. General Rule. Payment of Benefits under this Plan is contingent upon the Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of three years after Retirement or the attainment of 65 years of age. In the event a Participant competes with the business of the Company in violation of this provision, payment of Benefits under this Plan will be suspended so long as the Participant engages in activity deemed to be in competition with the business of the Company. If a Participant ceases competing with the business of the Company or attains age 65, payment of Benefits under this Plan will resume. However, the Participant will not be entitled to retroactive payment of any Benefits that were suspended under the terms of this Section.

Section 6.2. Change of Control. Notwithstanding the preceding Section, this Article 6 will not apply to a Participant after the Participant’s Involuntary Termination of Employment on account of a Change of Control.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1. Funding. The Plan is maintained as an unfunded Plan that is not intended to meet the qualification requirements of Code Section 401. All Benefits under this Plan are payable solely from the general assets of the Company, and a Participant or spouse has only the rights of a general unsecured creditor of the Company with respect to any Benefit payable under this Plan. No Benefit payable under this Plan will be payable from the trust fund maintained under or in accordance with the provisions of the Retirement Plan. The Company, however, has established a grantor trust, to which the Company makes contributions from time to time in accordance with the terms of the Trust Agreement.

Section 7.2. Withholding. The Company has the right to deduct or withhold from the Benefit paid under the Plan (or from other amounts payable to the Participant, if necessary) all taxes that are required to be deducted or withheld under any provision of law (including, but not limited to, Social Security and Medicare taxes (FICA) and income tax withholding) now in effect or that may become effective any time during the term of the Plan. The Company may accelerate the time or schedule of a payment in an amount sufficient to pay the FICA tax imposed on the Benefit, in addition to any additional income taxes imposed as a result of the accelerated payment, at the time the taxes are due. The total payment under this acceleration provision must not exceed the aggregate of the FICA amount and the income tax withholding related to that amount.

Section 7.3. Administration. The Plan is administered by the Compensation Committee, which has full authority and power to: (a) administer the Plan; (b) construe the Plan terms; (c) make factual determinations; (d) resolve any ambiguities or inconsistencies; (e) determine eligibility for participation or benefits; and (f) decide all questions arising in the Plan administration, interpretation or application. All such actions or decisions made after a Change of Control will be subject to a de novo standard of judicial review.

Section 7.4. Social Security. Any increases in Social Security benefits payable to a Participant after Retirement will not be considered in determining any Benefit payable under this Plan.

Section 7.5. Non-Assignability. No Benefit under this Plan may be assigned or alienated, or be subjected by attachment or otherwise to the claims of creditors of any Participant or spouse.

Section 7.6. No Right to Continued Service. Neither the Plan nor any of its provisions may be construed as giving any Participant a right to continued employment with the Company.

Section 7.7. Death Benefits. Except as provided in Section 3.5 (with respect to the payment of Benefits under this Plan to a spouse or Alternate Payee), there is no death benefit payable under this Plan.

Section 7.8. Deferred Retirement. In the event a Participant retires after age 65, the amount of Benefit payable under this Plan at Retirement will not be adjusted other than as provided by the benefit formulas in Article 3.

Section 7.9. Attorney’s Fees. In the event that any dispute or difference arising under or in connection with this Plan results in arbitration or litigation, the Company will reimburse the Participant for all reasonable attorney’s fees and expenses if the Participant prevails in the proceeding.

Section 7.10. Notice. Each notice and other communication concerning the Plan must be in writing and is deemed given only when (a) delivered by hand, (b) transmitted by telex or telecopier (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service. Notice must be given to the Company at its principal office and to a Participant at his or her last known address (or to such other address or telecopier number as a party may specify by notice given to the other party in accordance with this Section).

Section 7.11. Claims Procedures. If a Participant, spouse, Beneficiary, or Alternate Payee (the “Claimant”) does not receive the Benefit to which the Claimant believes he or she is entitled, the Claimant may file a claim in writing with the Compensation Committee. The Compensation Committee will establish a claims procedure with the following provisions:

(a) Notification of Decision. If the claim is wholly or partially denied, the Compensation Committee will notify the Claimant in writing within 90 days after the claim has been received (unless special circumstances require an extension of up to 90 additional days). The written notification must state the specific reasons for the denial of the claim and the specific references to the Plan provisions on which the denial is based. It must describe any additional material the Claimant may need to submit to the Compensation Committee to have the claim approved and must give the reasons the material is necessary. In addition, the notice must explain the claim review procedure and be written in a manner calculated to be understood by the Claimant.

(b) Claim Review Procedure. If the Claimant receives a notice that the claim has been denied, the Claimant, or his or her authorized representative, may appeal to the Compensation Committee for a review of the claim. The Claimant must submit a request for review in writing to the Compensation Committee no later than 60 days after the date the written notice of the claim denial is received. The Claimant, or his or her representative, may then review Plan documents that pertain to the claim and may submit issues and comments in writing to the Compensation Committee. The Compensation Committee must give the claim for review a full and fair review and must deliver to the claimant a written determination of the claim, including specific reasons for the decision, not later than 60 days after the date the Compensation Committee received the request for review (unless special circumstances require an extension of up to 60 additional days). The decision of the Compensation Committee will be final and conclusive.

Section 7.12. New York Law Controlling. The Plan will be construed in accordance with the laws of the State of New York.

Section 7.13. Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason whatsoever, the illegality or invalidity of that provision will not affect the validity or legality of the remainder of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.

Section 7.14. Binding on Successors. The Plan is binding upon the Participants and the Company, their heirs, successors, legal representatives and assigns.

Section 7.15. Code Section 409A Savings Clause. Notwithstanding any other provision in this Plan, to the extent any amounts payable under this Plan (a) are subject to Code Section 409A, and (b) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Code Section 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be made as otherwise provided in this Plan, disregarding the provisions of this Section.

Section 7.16. 409A Liability Limitation. Benefits under the Plan are intended to comply with the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant, spouse or Beneficiary with respect to any benefit related adverse tax consequences arising under Section 409A or other provision of the Code.

Moog Inc.

Date: December 31, 2008	By:	/s/

SECOND AMENDMENT

TO THE

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, the Moog Inc. Supplemental Retirement Plan (the “Plan”) was amended and restated effective December 31, 2008; and

WHEREAS, the Company now wishes to amend the Plan to provide certain enhanced benefits to those officers who are active Participants in the Plan as of November 30, 2011.

NOW, THEREFORE, the Plan is hereby amended, effective February 6, 2012, as follows:

1. Article 1 is amended by adding the following new Section 1.6 to the end thereof:

Section 1.6. Special Rules for “2011 Participants.” Effective February 6, 2012, special rules will apply to the Benefits payable to those Executives who are elected officers of the Company and active Participants in the Plan as of November 30, 2011 (“2011 Participants”), as set forth in the attached Appendix B, which shall be incorporated into and made a part of the Plan.

In all other respects the Plan remains unchanged.

Moog Inc.
Dated: February 6, 2012	By:	/s/

Exhibit 10.1

APPENDIX B

AMENDED AND RESTATED

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

SPECIAL RULES APPLICABLE TO 2011 PARTICIPANTS

Notwithstanding anything else in the Moog Inc. Supplemental Retirement Plan (the “Plan”), effective February 6, 2012 (the “Effective Date”), the special rules provided in this Appendix B will apply to Benefits payable to those elected officers of the Company who are active Participants as of November 30, 2011 (the “2011 Participants”). The special rules provided in this Appendix B will not apply to any Participant who, prior to the Effective Date, has ceased to actively participate in and accrue benefits in the Plan, regardless of whether or not the Participant has received payment of his entire benefit.

1. Compensation. In lieu of the definition provided in Section 1.1(i) of the Plan, the following definition of “Compensation” will apply to Benefits payable to 2011 Participants:

(i) “Compensation” means the sum of:

(1) The average of the highest consecutive three-year base salary paid or payable to the Executive in or on account of a fiscal year prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, plus

(2) The highest annual bonus paid or payable to the Executive with respect to any of the last five fiscal years prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, plus

(3) The highest annual profit share paid to the Executive with respect to any of the last five fiscal years prior to an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, or, if not paid, the amount of the unpaid profit share, if any, that would have been payable under the terms of the Profit Share Plan.

2. Vesting. In lieu of the vesting rules provided in Section 2.2 of the Plan, the following rules will apply to Benefits payable to 2011 Participants:

Section 2.2. Vesting. Subject to Section 2.3, a 2011 Participant is 100% fully vested in and eligible for payment of Benefits under the Plan if:

(a) the 2011 Participant has at least ten Years of Service with the Company; and

(b) the 2011 Participant has attained (1) age 65 or later, or (2) age 57 or later with a combined total of age and Years of Service with the Company at least equal to 90.

3. Benefit Adjustment. In lieu of the benefit adjustment rules provided in Section 3.2(a) of the Plan, the following rules will apply to Benefits payable to 2011 Participants:

Section 3.2. Benefit Adjustment for Payment Before Age 65.

(a) For a 2011 Participant who begins receiving payment under this Plan before attaining age 65, the Benefit payable under this Plan will not be reduced by the early payment actuarial discount established under the Retirement Plan for the commencement of benefits before age 65.

4. Spousal Benefit. In lieu of the Spousal Benefit rules provided in Section 3.5 of the Plan, the following rules will apply to Spousal Benefits payable upon the death of a 2011 Participant:

Section 3.5. Payment of Spousal Benefit Upon Death. If a married Participant dies before commencing Benefit payments under this Plan, the Participant’s surviving spouse will be entitled to payment of a Spousal Benefit under this Plan if the spouse is entitled to pre-retirement surviving spouse benefits under the Retirement Plan. Payment of the Spousal Benefit under this Section will be made in the form of a life annuity.

The amount of the Spousal Benefit will be 50% of the Benefit that would otherwise have been payable to the Participant had the Participant (1) attained at least age 65 on the day before his death, (2) elected a joint and 50% survivor annuity with his spouse; and (3) retired the day before his death. If necessary to effectuate the terms of a domestic relations order, an Alternate Payee may be treated as a surviving spouse for the purposes of this Spousal Benefit, provided the Benefit payable under this Section does not exceed the amount the Alternate Payee would have received under the domestic relations order had the Participant not died before commencing payment of his or her Benefit.

5. Time of Payment. In lieu of the time of payment rules provided in Section 4.1(a) of the Plan, the following rules will apply to the payment of a 2011 Participant’s vested Benefit:

(a) Subject to Section 4.8, in the event of a Separation from Service for any reason other than death, payment will commence as soon as practicable but not later than 90 days following the later of (1) the Participant’s Separation from Service or (2) the Participant’s attainment of age 57.

6. Agreement Not to Compete. In lieu of the General Rule provided in Section 6.1, the following rule will apply to 2011 Participants:

Section 6.1. General Rule. Payment of Benefits under this Plan is contingent upon the 2011 Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of five years after Retirement or the attainment of 65 years of age. In the event a 2011 Participant competes with the business of the Company in violation of this provision, payment of Benefits under this Plan will be suspended so long as the 2011 Participant engages in activity deemed to be in competition with the business of the Company. If a 2011 Participant ceases competing with the business of the Company or attains age 65, payment of Benefits under this Plan will resume. However, the 2011 Participant will not be entitled to retroactive payment of any Benefits that were suspended under the terms of this Section.